Exhibit 1

Rio de Janeiro, August 1, 2018.

B3 S.A. – Brasil, Bolsa, Balcão (São Paulo Stock Exchange) (“B3”)

To:       Ms. Ana Lúcia da Costa Pereira

Superintendence of Company Monitoring and Offers of Variable Income Securities (Superintendência de Acompanhamento de Empresas e Ofertas de Valores Mobiliários de Renda Variável)

c.c.:

CVM - Comissão de Valores Mobiliários (Brazilian Securities Exchange Commission)

To:       Mr. Fernando Soares Vieira – Superintendency of Corporate Relations (Superintendência de Relações com Empresas)

Mr. Francisco José Bastos Santos – Superintendency of Market and Intermediary Relations (Superintendência de Relações com o Mercado e Intermediários)

Re.: Official Letter B3 1501/2018-SAE

Dear Sirs,

Regarding the Official Letter 1501/2018-SAE sent by B3 on July 31, 2018 (“Official Letter”), as transcribed below, Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”) hereby clarifies as follows:

“July 31, 2018

1501/2018-SAE

Oi S.A. – In Judicial Reorganization

To Mr. Carlos Augusto Machado Pereira de Almeida Brandão

Investor Relations Officer

Re: Atypical Share Fluctuations

Rua Humberto de Campos, 425 – 8th floor Rio de Janeiro - CEP 22430-190 Rio de Janeiro State	www.oi.com.br

Exhibit 1

Dear Sir,

In view of the latest fluctuations observed in the shares issued by this company, the number of trades and the volume traded, as detailed below, we hereby request to be informed by August 1, 2018 about the existence of any fact known by you which may justify them.

Tendo em vista as últimas oscilações registradas com as ações de emissão dessa empresa, o número de negócios e a quantidade negociada, conforme abaixo, vimos solicitar que seja informado, até o dia 01/08/2018, se há algum fato do conhecimento de V.S.a. que possa justifica-los.

Common Shares
Prices (in R$ per share)
Date	Opening	Minimum	Maximum	Average	Closing	Fluctuations %	No. trades	Amount	Volume (R$)
07/18/2018	3.81	3.71	3.90	3.79	3.72	-2.61	4,135	1,799,600	6,816,882.00
07/19/2018	3.72	3.48	3.77	3.57	3.53	-5.10	5,516	3,371,600	12,036,629.00
07/20/2018	3.59	3.49	3.63	3.57	3.49	-1.13	3,271	2,470,600	8,823,221.00
07/23/2018	3.50	3.45	3.60	3.53	3.52	0.85	2,816	1,477,200	5,213,236.00
07/24/2018	3.57	3.53	3.65	3.56	3.56	1.13	1,160	897,200	3,196,931.00
07/25/2018	3.57	3.52	3.65	3.58	3.57	0.28	3,414	1,370,600	4,906,136.00
07/26/2018	3.60	3.48	3.63	3.56	3.54	-0.84	1,767	2,486,400	8,840,949.00
07/27/2018	3.51	3.43	3.56	3.47	3.45	-2.54	2,805	1,644,200	5,702,670.00
07/30/2018	3.46	3.37	3.49	3.40	3.38	-2.02	3,892	2,320,200	7,877,263.00
07/31/2018*	3.39	2.88	3.40	3.09	2.91	-13.90	9,003	11,887,900	36,751,460.00

Preferred Shares
Prices (in R$ per share)
Date	Opening	Minimum	Maximum	Average	Closing	Fluctuations %	No. trades	Amount	Volume (R$)
07/18/2018	3.15	3.10	3.22	3.14	3.11	-1.89	1,201	716,400	2,250,620.00
07/19/2018	3.12	2.99	3.13	3.03	2.99	-3.85	2,467	1,628,000	4,937,175.00
07/20/2018	3.06	3.02	3.10	3. 06	3.07	2.67	1,469	793,000	2,429,748.00
07/23/2018	3,06	2.98	3.15	3.05	3.01	-1.95	1,485	1,159,300	3,534,205.00
07/24/2018	3.05	3.01	3.06	3.05	3.05	1.32	1,389	493,900	1,504,258.00
07/25/2018	3.05	3.04	3.09	3.07	3.07	0.65	1,108	884,100	2,710,707.00
07/26/2018	3.08	3.01	3.11	3.05	3.04	-0.97	681	617,800	1,884,224.00
07/27/2018	3.03	2.99	3.04	3.01	3.00	-1.31	383	460,900	1,388,015.00
07/30/2018	3.01	2.98	3.05	3.00	3.00	0.00	455	674,200	2,022,929.00
07/31/2018*	2.98	2.72	2.99	2.87	2.72	-9.33	2.569	3.172.800	9,107,307.00

Rua Humberto de Campos, 425 – 8th floor Rio de Janeiro - CEP 22430-190 Rio de Janeiro State	www.oi.com.br

Exhibit 1

* Updated as of 4.20 p.m.”

Regarding the above, Oi clarifies that, to its understanding, there are no relevant facts or acts that might justify possible atypical fluctuations in the number of trades and quantity traded of the Company’s shares beyond those already disclosed by the Company, such as the confirmation of the Capital Increase – Capitalization of Credits by Oi’s Board of Directors, the determination of the Qualified and Non-Qualified Final Results, the New Notes interest payment election, the Closing of the Qualified Recovery Settlement, the Closing of the Non-Qualified Recovery Settlement and the conclusion of the restructuring of the financial debt of Oi and its subsidiaries in judicial reorganization, all pursuant to the Judicial Reorganization Plan.

These are the clarifications we have in connection with the Official Letter, and we remain at your disposal for any further clarification that may be deemed necessary.

Sincerely,

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Rua Humberto de Campos, 425 – 8th floor Rio de Janeiro - CEP 22430-190 Rio de Janeiro State	www.oi.com.br